HanesBrands
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

news release
FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386

Analysts and Investors, contact:	T.C. Robillard, (336) 519-2115

HANESBRANDS REPORTS FIRST-QUARTER 2014 FINANCIAL RESULTS
- Record First-Quarter Results Driven by Acquisition and Strong Operating Performance
- Excluding Actions, Net Sales up 12%, Operating Profit up 34% and EPS up 49%
- Guidance Range for 2014 Full-Year Adjusted EPS Raised $0.20 to $4.80 to $5.00

WINSTON-SALEM, N.C. (April 24, 2014) - HanesBrands (NYSE: HBI), a leading marketer of everyday basic apparel under world-class brands, announced today that acquisition benefits and strong operating performance drove record first-quarter financial results.

For the first-quarter 2014, net sales increased 12 percent to $1.06 billion, adjusted operating profit excluding actions increased 34 percent to $114 million, and adjusted EPS excluding actions increased 49 percent to $0.76. (Unless noted, all consolidated measures and comparisons in this news release are adjusted to exclude first-quarter 2014 pretax charges of $43 million related to the acquisition of Maidenform Brands, Inc., and other actions. On a GAAP basis, operating profit decreased 16 percent to $72 million and EPS declined 20 percent to $0.41. See the GAAP reconciliation section.)

Primary contributors to the record quarterly results in a difficult economic environment were increased margins driven by the company’s Innovate-to-Elevate strategy, strong Activewear segment results led by performance of the Champion brand, increased supply chain operating efficiencies, tight control of selling, general and administrative costs, and successful integration of Maidenform Brands, Inc., which was acquired in October 2013.

As a result of strong first-quarter 2014 results, the company has raised its 2014 full-year financial guidance. Increased expectations include adjusted operating profit of $665 million to $685 million, up $25 million; adjusted EPS of $4.80 to $5.00, up $0.20; and net cash from operating activities of $475 million to $575 million, up $25 million. The company continues to expect net sales for the year of slightly less than $5.1 billion.

“We had very strong first-quarter profitability and have raised our full-year profit guidance as a result of our continued confidence in our Innovate-to-Elevate strategy and our progress with the integration of Maidenform,” Hanes Chairman and Chief Executive Officer Richard A. Noll said. “Our Activewear segment achieved outstanding results across channels, particularly with our Champion brand at retail.”

Net sales in the first quarter of $1.06 billion increased by $114 million compared with the year-ago quarter as a result of the acquisition of Maidenform and Activewear segment growth. Excluding the Maidenform acquisition, net sales on a constant currency basis were flat despite a difficult retail environment exacerbated by extreme weather.

HanesBrands Reports First-Quarter 2014 Financial Results - Page 2

Adjusted EPS for the quarter increased to $0.76 from $0.51 in 2013. On a GAAP basis, diluted EPS was $0.41 in the quarter versus $0.51 a year ago.

Adjusted operating profit for the quarter increased to $114 million, compared with $85 million a year ago. On a GAAP basis, operating profit for the quarter was $72 million versus $85 million a year ago.

First-Quarter 2014 Financial Highlights and Business Segment Summary

Key accomplishments for the first quarter include:

•
Innovate-to-Elevate Drives Margin Improvement. Hanes’ Innovate-to-Elevate strategy, which harnesses synergies from combining the company’s brand power, supply chain leverage, and product innovation platforms, drove adjusted gross margin improvement of 50 basis points and adjusted operating margin improvement of 180 basis points in the first quarter. The company’s adjusted operating profit margin of 10.8 percent was a first-quarter record.

•
SG&A Leverage. Despite adding the acquired Maidenform operations, Hanes’ adjusted selling, general and administrative expenses increased by only $15 million in the quarter versus a year ago. As a percentage of sales, Hanes improved its adjusted SG&A leverage by 130 basis points - 24.3 percent in the quarter versus 25.6 percent a year ago.

•
Maidenform Integration Milestones Achieved. The integration of Maidenform is progressing on schedule. All Maidenform financial reporting, forecasting, ordering, inventory, purchasing and direct-to-consumer operations moved onto Hanes’ financial and operating systems in the first quarter.

•
Momentum Drives Guidance for a Record Year. Hanes has increased its full-year 2014 adjusted EPS guidance for the second time. “We set a company record for earnings last year, and our guidance calls for another record earnings year in 2014,” said Richard D. Moss, Hanes chief financial officer. “The midpoint of our EPS guidance represents 25 percent growth over 2013 adjusted EPS, which was up 49 percent over 2012.”

Key business highlights include:

Innerwear Segment. Innerwear net sales increased 15 percent in the first quarter, with all of the growth a result of the Maidenform acquisition. Operating profit increased 7 percent. Excluding Maidenform, net sales decreased 6 percent, while operating profit increased 1 percent.

•
Retail Environment. Sales in the quarter were affected by a mixed retail environment disrupted frequently by extreme weather, as well as the later timing of the Easter holiday selling period, which occurs in the second quarter of 2014 versus the first quarter in 2013. Innerwear basics, including socks and panties, performed better than intimate apparel, which is more sensitive to the timing of Easter.

•
Profit Increase. Despite a difficult selling environment, operating profit increased, both including and excluding Maidenform results. Innovate-to-Elevate, including product innovation platforms, is driving success.

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Activewear Segment. The Activewear segment continued to deliver strong performance with net sales increasing 10 percent in the first quarter and operating profit increasing 50 percent.

•
Strong Profitability. Just two years after recording a loss in the first quarter, the Activewear segment posted record first-quarter profits. The segment’s operating profit margin in the quarter increased 290 basis points to 10.9 percent. The retail Champion business led the way with strong double-digit sales and operating profit growth.

•
Strength Across Businesses. In addition to retail Champion, the branded printwear and Gear for Sports businesses also delivered strong quarters of sales and profit growth. Branded printwear, which now focuses on higher-value branded products for the screen-print industry, turned itself around from an operating loss in the year-ago quarter.

International Segment. Currency had a significant impact on International net sales and profits. On a constant-currency basis, International net sales increased 19 percent in the first quarter and operating profit increased 300 percent. Maidenform contributed to both sales and operating profit. As reported, International net sales increased 9 percent and operating profit more than tripled.

Direct to Consumer Segment. Net sales for the Direct to Consumer segment increased 4.5 percent, driven by the addition of Maidenform, and recorded a slight operating loss.

Maidenform Acquisition. Maidenform contributed net sales of approximately $125 million in the quarter.

•
Acquisition synergies. Hanes expects to achieve full synergies from the Maidenform acquisition within three years. After full synergies, the acquisition is expected to annually contribute more than $500 million in net sales and $80 million in operating profit.

Synergies are expected from selling, general and administrative savings as a result of the elimination of duplicative corporate and operational costs; cost-of-goods-sold savings as a result of the integration of Maidenform’s 100 percent sourced production model into Hanes’ predominately self-owned manufacturing operations; and complementary revenue, driven by the application of Hanes’ Innovate-to-Elevate strategy to Maidenform’s products.

The majority of the corporate SG&A savings are anticipated to begin by mid-2014. Benefits of supply chain actions to cost of goods sold are expected to start in 2015 and be fully realized in 2016. Complementary revenue opportunities are expected to deliver benefits in late 2015, with the majority of the benefits coming in 2016.

•
Integration progressing on schedule. Hanes expects to substantially complete its integration of Maidenform headquarter business functions by the end of the second quarter 2014. All Maidenform financial reporting and business operations have moved onto Hanes’ financial and operating systems. The company anticipates closing the Maidenform Fayetteville, N.C., distribution center by the end of 2014.

2014 Guidance

Based on first-quarter results, Hanes has significantly increased its profit outlook for 2014 and has increased its guidance for adjusted operating profit, adjusted EPS and net cash from operating activities.

HanesBrands Reports First-Quarter 2014 Financial Results - Page 4

For 2014, Hanes expects net sales of slightly less than $5.1 billion; adjusted operating profit excluding actions of $665 million to $685 million; adjusted EPS excluding actions of $4.80 to $5.00; and net cash from operating activities of $475 million to $575 million. Previous guidance, issued in January 2014, was for adjusted operating profit of $640 million to $660 million; adjusted EPS of $4.60 to $4.80; and net cash from operating activities of $450 million to $550 million. Sales guidance is unchanged.

The company expects its acquisition of Maidenform to contribute approximately $500 million in sales and approximately $30 million of operating profit in 2014.

Interest expense and other expense are expected to be approximately $85 million combined. Inherent in the company’s guidance is a full-year tax rate in the low teens. As is typical, Hanes expects its tax rate will fluctuate by quarter, with the rate being slightly higher in the first half of the year.

The company expects to make pension contributions of approximately $60 million and net capital expenditures of approximately $60 million to $70 million.

The company expects slightly more than 103 million weighted average shares outstanding in 2014.

Charges for Actions and Reconciliation to GAAP Measures

Adjusted EPS, adjusted net income, adjusted operating profit (and margin), adjusted SG&A, adjusted gross profit (and margin), and EBITDA are not generally accepted accounting principle measures. Hanes has chosen to provide these non-GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating company operations. Non-GAAP measures should not be considered a substitute for financial information presented in accordance with GAAP and may be different from non-GAAP or other pro forma measures used by other companies.

Hanes incurred pretax charges of $43 million in the first quarter for actions related to the acquisition and integration of Maidenform and for actions primarily related to supply chain optimization and regional alignment of commercial operations.

Adjusted EPS is defined as diluted EPS excluding actions and the tax effect on actions. Adjusted net income is defined as net income excluding actions and the tax effect on actions. Adjusted operating profit is defined as operating profit excluding actions. Adjusted gross profit is defined as gross profit excluding actions. Adjusted SG&A is defined as selling, general and administrative expenses excluding actions. The company believes that these measures provide investors with additional means of analyzing the company’s performance absent the effect of acquisition-related expenses and other actions. See Table 5 attached to this press release to reconcile adjusted EPS, adjusted net income, adjusted operating profit, adjusted gross profit and adjusted SG&A to their respective GAAP measures.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although the company does not use EBITDA to manage its business, it believes that EBITDA is another way that investors measure financial performance. See Table 2 attached to this press release to reconcile EBITDA with the GAAP measure of net income.

HanesBrands Reports First-Quarter 2014 Financial Results - Page 5

For 2014 guidance, adjusted EPS is defined as diluted EPS excluding actions and the tax effect on actions, and adjusted operating profit is defined as operating profit excluding actions. Hanes’ current estimate for pretax charges in 2014 for acquisition and other actions is approximately $70 million to $100 million or more, but actual charges could vary significantly. The company believes guidance for adjusted EPS and adjusted operating profit provides investors with an additional means of analyzing the company’s performance absent the effect of acquisition-related expenses and other actions.

On a GAAP basis, full-year 2014 diluted EPS will vary depending on actual performance, charges and tax rate. GAAP diluted EPS could be in the range of $3.80 to $4.30. GAAP operating profit for 2014 could be in the range of $540 million to $590 million.

Webcast Conference Call

Hanes will host an Internet webcast of its quarterly investor conference call at 4:30 p.m. EDT today. The broadcast, consisting of prerecorded remarks followed by a live question-and-answer session, may be accessed at www.Hanes.com/investors. The call is expected to conclude by 5:30 p.m.

An archived replay of the conference call webcast will be available at www.Hanes.com/investors.
A telephone playback will be available from approximately midnight EDT today through midnight EDT May 1, 2014. The replay will be available by calling toll-free (855) 859-2056, or by toll call at (404) 537-3406. The replay pass code is 24491494.

Cautionary Statement Concerning Forward-Looking Statements
This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to our long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, statements following the heading “2014 Guidance,” as well as statements about the benefits anticipated from the Maidenform acquisition, are forward-looking statements. These forward-looking statements are based on our current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; the failure of businesses we acquire to perform to expectations; current economic conditions, including consumer spending levels and the price elasticity of our products; legal, regulatory, political and economic risks associated with our operations in international markets, including the risk of significant fluctuations in foreign exchange rates; the highly competitive and evolving nature of the industry in which we compete; unanticipated business disruptions or the loss of one or more suppliers in our global supply chain; our ability to effectively manage our inventory and reduce inventory reserves; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q, as well as in the investors section of our corporate website at www.Hanes.com/investors. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

HanesBrands Reports First-Quarter 2014 Financial Results - Page 6

HanesBrands

HanesBrands is a socially responsible leading marketer of everyday basic apparel under some of the world’s strongest apparel brands, including Hanes, Champion, Playtex, Bali, Maidenform, Flexees, JMS/Just My Size, barely there, Wonderbra and Gear for Sports. The company sells T-shirts, bras, panties, shapewear, men’s underwear, children’s underwear, socks, hosiery, and activewear produced in the company’s low-cost global supply chain. Ranked No. 512 on the Fortune 1000 list, Hanes has approximately 49,700 employees in more than 25 countries and takes pride in its strong reputation for ethical business practices. Hanes is a U.S. Environmental Protection Agency Energy Star 2014, 2013 and 2012 Sustained Excellence Award winner and 2010 and 2011 Partner of the Year award winner. The company ranks No. 141 on Newsweek magazine’s list of Top 500 greenest U.S. companies. More information about the company and its corporate social responsibility initiatives, including environmental, social compliance and community improvement achievements, may be found at www.Hanes.com/corporate.

# # #

TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended
	March 29, 2014	March 30, 2013	% Change
Net sales	$1,059,370	$945,461	12.0%
Cost of sales	702,593	618,162
Gross profit	356,777	327,299	9.0%
As a % of net sales	33.7%	34.6%
Selling, general and administrative expenses	284,989	242,156
As a % of net sales	26.9%	25.6%
Operating profit	71,788	85,143	(15.7)%
As a % of net sales	6.8%	9.0%
Other expenses	435	464
Interest expense, net	21,818	25,623
Income before income tax expense	49,535	59,056
Income tax expense	7,975	7,677
Net income	$41,560	$51,379	(19.1)%

Earnings per share:
Basic	$0.41	$0.52	(21.2)%
Diluted	$0.41	$0.51	(19.6)%

Weighted average shares outstanding:
Basic	100,391	99,369
Diluted	101,969	101,460

TABLE 2
HANESBRANDS INC.
Supplemental Financial Information
(Dollars in thousands)
(Unaudited)

	Quarter Ended
	March 29, 2014	March 30, 2013	% Change
Segment net sales:
Innerwear	$571,154	$497,025	14.9%
Activewear	294,504	267,186	10.2%
Direct to Consumer	83,714	80,083	4.5%
International	109,998	101,167	8.7%
Total net sales	$1,059,370	$945,461	12.0%

Segment operating profit (loss)¹:
Innerwear	$95,755	$89,742	6.7%
Activewear	31,995	21,309	50.1%
Direct to Consumer	(701)	132	NM
International	8,311	2,282	264.2%
General corporate expenses/other	(20,935)	(28,322)	(26.1)%
Acquisition, integration and other action related charges	(42,637)	—	NM
Total operating profit	$71,788	$85,143	(15.7)%

EBITDA[1]:
Net income	$41,560	$51,379
Interest expense, net	21,818	25,623
Income tax expense	7,975	7,677
Depreciation and amortization	23,059	23,221
Total EBITDA	$94,412	$107,900	(12.5)%

¹	Earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.

TABLE 3
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	March 29, 2014	December 28, 2013
Assets
Cash and cash equivalents	$151,136	$115,863
Trade accounts receivable, net	611,600	578,558
Inventories	1,402,122	1,283,331
Other current assets	276,093	265,914
Total current assets	2,440,951	2,243,666

Property, net	572,575	579,883
Intangible assets and goodwill	999,195	1,004,143
Other noncurrent assets	261,198	262,356
Total assets	$4,273,919	$4,090,048

Liabilities
Accounts payable and accrued liabilities	$825,996	$781,296
Notes payable	38,488	36,192
Accounts Receivable Securitization Facility	164,879	181,790
Total current liabilities	1,029,363	999,278
Long-term debt	1,620,000	1,467,000
Other noncurrent liabilities	378,079	393,147
Total liabilities	3,027,442	2,859,425

Equity	1,246,477	1,230,623
Total liabilities and equity	$4,273,919	$4,090,048

TABLE 4
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Quarter Ended
	March 29, 2014	March 30, 2013
Operating Activities:
Net income	$41,560	$51,379
Depreciation and amortization	23,059	23,221
Other noncash items	2,614	2,638
Changes in assets and liabilities, net	(129,469)	(155,146)
Net cash from operating activities	(62,236)	(77,908)

Investing Activities:
Purchases/sales of property and equipment, net, and other	(12,169)	(6,530)

Financing Activities:
Cash dividends paid	(29,850)	—
Net borrowings on notes payable, debt and other	140,041	110,640
Net cash from financing activities	110,191	110,640
Effect of changes in foreign currency exchange rates on cash	(513)	(453)
Change in cash and cash equivalents	35,273	25,749
Cash and cash equivalents at beginning of year	115,863	42,796
Cash and cash equivalents at end of period	$151,136	$68,545

TABLE 5
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended
	March 29, 2014	March 30, 2013
Gross profit, as reported under GAAP	$356,777	$327,299
Acquisition, integration and other action related charges	14,827	—
Gross profit, as adjusted	$371,604	$327,299
As a % of net sales	35.1%	34.6%

Selling, general and administrative expenses, as reported under GAAP	$284,989	$242,156
Acquisition, integration and other action related charges	(27,810)	—
Selling, general and administrative expenses, as adjusted	$257,179	$242,156
As a % of net sales	24.3%	25.6%

Operating profit, as reported under GAAP	$71,788	$85,143
Acquisition, integration and other action related charges included in gross profit	14,827	—
Acquisition, integration and other action related charges included in SG&A	27,810	—
Operating profit, as adjusted	$114,425	$85,143
As a % of net sales	10.8%	9.0%

Net income, as reported under GAAP	$41,560	$51,379
Acquisition, integration and other action related charges included in gross profit	14,827	—
Acquisition, integration and other action related charges included in SG&A	27,810	—
Tax effect on actions	(6,865)	—
Net income, as adjusted	$77,332	$51,379

Diluted earnings per share, as reported under GAAP	$0.41	$0.51
Acquisition, integration and other action related charges	0.35	—
Diluted earnings per share, as adjusted	$0.76	$0.51